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                          MANAGEMENT SERVICES AGREEMENT


        This MANAGEMENT SERVICES AGREEMENT (the "Agreement") is made as of February 25, 1999 by and between Triarc Companies, Inc., a Delaware corporation ("Triarc"), and Arby's, Inc., a Delaware corporation, ("Arby's").

        Triarc currently provides certain management services to Arby's.

        Triarc and Arby's desire to enter into this Agreement to set forth the terms and conditions upon which Triarc will continue to provide such services to Arby's.

        The parties hereto agree as follows:

        1. Term. The term of this Agreement shall commence as of February 25, 1999 and shall continue until December 31, 2009 (the "Original Term"), and thereafter shall automatically be extended for successive one year periods (the Original Term, as so extended, the "Term") unless either party hereto notifies the other party hereto at least 90 days prior to the then scheduled end of the Term of its desire that this Agreement be terminated; provided, however, that this Agreement may be terminated by Arby's upon (i) completion of a securitization of all or a portion of its franchise receivables or (ii) the payment of the Permitted Arby's IPO Dividend (as such term is defined in the indenture relating to the Senior Subordinated Notes due 2009 of Triarc Consumer Products Group, LLC)

        2. Services to be Provided. Triarc shall provide to Arby's during the Term the services listed in this Agreement and such other management services as Arby's may reasonably request (collectively, the "Services"). Such Services shall include the following:

               a. Legal. Expertise and assistance in legal matters, including any reporting obligations of Arby's under the Securities Exchange Act of 1934, and the services of a Corporate Secretary and such other support staff as Triarc shall reasonably consider to be appropriate and necessary to handle such matters.

               b. Accounting. Expertise and assistance in financial presentation and planning and such services as are reasonably necessary for Arby's to comply with its financial reporting obligations to third parties, including report preparation, compliance with generally accepted accounting principles, footnote disclosure, compilation and review.

               c. Finance. Expertise and assistance in treasury functions (including ensuring that Arby's is in compliance with current lender requirements, monitoring of debt covenants, negotiation of waivers and exceptions, monitoring







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        of cash flow and negotiation of lines of credit) and providing of such other financial expertise as may be required from time to time.

               d. Corporate Development. Expertise and advice with respect to acquisitions or dispositions of or investments in restaurant brands and concepts and related, ancillary or complementary businesses.

               e. Tax. Services and expertise required for all federal, state and local tax preparation, planning and audits.

               f. Risk Management. Services of a risk manager to obtain and maintain insurance policies covering property and casualty, workers compensation, comprehensive general liability and other risks.

               g. Information Technology. Oversight of the design, installation and maintenance of computer and data systems.

               h. Benefits Design and Administration. Services and expertise relating to the design and administration of employee benefit plans, including executive compensation arrangements, retirement plans, and health insurance programs.

               i. Other. Such other services as the parties may agree are necessary for the efficient and profitable operations of Arby's.

        3. Fees. In consideration for the providing of the Services, Arby's agrees to pay an annual service fee of $3.8 million, subject to adjustment as provided in paragraph 4 hereof (as so adjusted, the "Fee"). Such fee shall be paid in equal quarterly installments on each February 15, May 15, August 15 and November 15, commencing on May 15, 1999, provided that the payment due hereunder on May 15, 1999 shall be $407,143. In addition, on the effective date hereof, Arby's shall pay to Triarc all accrued and unpaid management fees for all prior periods through February 25, 1999, which payment shall not be deemed to be a payment with respect to the Fee due hereunder.

        4. Annual Adjustment of Fee. Beginning and effective January 1, 2000, and effective each January 1 thereafter, the Fee for the ensuing year shall be subject to an increase, but not a decrease, equal to the percentage increase in the United States Consumer Price Index for All Urban Consumers (or an appropriate substitute index, as determined in good faith by Triarc, if such index is no longer published) (the "Index"), which percentage increase shall be computed by comparing the Index for December 31, 1998 with the Index for the December 31 immediately preceding the relevant January 1 effective date.


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        5. Reimbursement to Triarc of Certain Costs. In addition to the Fee,
Arby's agrees that it shall reimburse Triarc for all costs and expenses incurred by Triarc: (i) under any supply agreements entered into by Triarc pursuant to which it acquires raw materials, packaging or other items used or useful in connection with the business of Arby's; (ii) under its agreements with Executive Jet Aviation, Inc, EJI Sales, Inc. and their affiliates, to the extent that such costs and expenses are incurred in connection with or otherwise allocable to the use by employees of Arby's of the aircraft referred to in any such agreements or in any similar agreements with such service providers or any other parties;
(iii) in connection with the aircraft leased by Triarc from Triangle Aircraft Services Corp., to the extent such costs and expenses are incurred in connection with or otherwise allocable to the use by employees, agents or advisors of Arby's; (iv) in connection with the management or operation of employee benefit plans that are maintained by Triarc, in whole or in part, for the benefit of the employees of Arby's, to the extent that such costs and expenses are allocable to such employees; (v) in connection with insurance maintained by Triarc (including, without limitation, medical, general liability, and directors and officers liability insurance), to the extent that such costs and expenses are allocable to coverage of the operations of, or any employee or director of, Arby's; and (vi) in connection with the acquisition from third parties of any other goods or services purchased or otherwise arranged for by Triarc, to the extent that such goods or services are for the benefit of, or to be used by, Arby's, its agents or advisors.

        6. Allocation of Fee. Arby's agrees that, as between it and the other members of the Triarc Restaurant Group that become a party to this Agreement in accordance with paragraph 13 hereof (and having no effect on the obligations of Arby's to Triarc under paragraph 3 hereof), the Fee shall be allocated among each of the members of the Triarc Restaurant Group as they shall mutually agree. As used herein the term "Triarc Restaurant Group" shall mean, collectively, Arby's, and any other subsidiary of Triarc Consumer Products Group, LLC (or any successor thereto) that is primarily engaged in the restaurant or restaurant franchising business or any business related, ancillary or complementary thereto that determines to become a party to this Agreement.

        7. Limitation on Liability. Triarc will use commercially reasonable efforts, skill and judgment to discharge properly its duties hereunder, but shall have no liability with respect to, and shall not be obligated to indemnify or hold harmless Arby's, or the officers, directors, employees, agents or other representatives of Arby's from or against any cost, loss, expense, damage or liability arising out of or otherwise in respect of the performance of the Services, except any such cost, loss, expense, damage or liability resulting from the gross negligence, willful misconduct or fraud of Triarc or its officers, employees or agents.

        8. Not Employees of Arby's. Employees of Triarc engaged in performing the Services shall under no circumstances be considered to be employees of Arby's.


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        9. Independent Contractor. In performing the Services, Triarc shall be an independent contractor and neither party hereto shall be deemed to be an agent, partner or co-venturer of the other due to the terms and provisions of this Agreement.

        10. Entire Agreement; Waivers and Amendments. This Agreement sets forth the entire understanding between Arby's and Triarc relating to the subject matter hereof and supercedes all prior management services agreements between Triarc and Arby's. Except as provided herein, this Agreement shall not be modified or amended, and no provision hereof shall be waived, except by an instrument in writing signed by each of the parties hereto, or in the case of a waiver, by the party hereto against whom such waiver is sought to be enforced.

        11. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York, without regard to the conflict of laws principles thereof.

        12. Notices. All notices, demands and other communications given to or made by either party to the other in connection with this Agreement shall be given in writing and either personally served on an officer or other authorized representative of the party to which it is given or mailed by registered first class mail, postage prepaid, to the headquarters of such party to the attention of its chief financial officer, or to such other address and to the attention of such persons as the party in question may from time to time specify to the other by notice hereunder. All notices shall be deemed delivered and effective (i) if hand-delivered, upon delivery, (ii) if telecopied, upon delivery, receipt acknowledged or (iii) if mailed, three business days after mailing.

        13. Effectiveness. This Agreement shall be effective on and as of the date on which the 9-3/4% Senior Secured Notes due 2000 of RC/Arby's Corporation shall have been redeemed in full. Upon the creation or acquisition of an entity that becomes a member of the Triarc Restaurant Group, such entity may, if it wishes to receive any of the Services provided hereunder, execute a counterpart hereto and shall thereafter be bound by the terms of this Agreement (including, without limitation, the terms of paragraph 6 hereof) as if it were an original signatory hereto.

        14. Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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        15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

                                        TRIARC COMPANIES,  INC.


                                        By: /s/ JOHN L. BARNES, JR.
                                            ----------------------------------
                                            Name:  John L. Barnes, Jr.
                                            Title: Executive Vice President and
                                                     Chief Financial Officer

                                        ARBY'S, INC.


                                        By: /s/ STUART I. ROSEN
                                            ----------------------------------
                                            Name:  Stuart I. Rosen
                                            Title: Vice President and Secretary


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